Exhibit 10.1

BINDING SUMMARY OF PRINCIPAL TERMS

Acquisition of Envoy Technologies, Inc. by CID HoldCo, Inc.

This summary of principal terms (this “Term Sheet”) summarizes the binding terms upon which CID HoldCo, Inc. (Nasdaq: DAIC) (“DAIC”) will acquire all of the outstanding capital stock of Envoy Technologies, Inc. (“Envoy”) from BladeRanger Ltd. (TASE: BLRN) (“BladeRanger”). Blink Charging Co. (“Blink”) is the holder of Envoy’s $12,500,000 convertible note. This Term Sheet is intended to be, and upon execution by DAIC, Envoy and BladeRanger (each, a “Party” and collectively, the “Parties”), shall constitute, a legally binding and enforceable agreement between the Parties with respect to the matters set forth herein. The Parties intend to enter into the Definitive Agreements (as herein defined) to further document and effect the transactions contemplated hereby; however, the absence of executed Definitive Agreements shall not affect the binding nature of this Term Sheet, and in the event Definitive Agreements are not executed (but subject to any termination of this Term Sheet on the terms set forth herein), the terms of this Term Sheet shall govern the transactions contemplated herein.

1. PARTIES AND OTHER RELEVANT PERSONS

Party	Role
DAIC	Acquirer of Envoy
BladeRanger	Seller of 100% of Envoy’s outstanding capital stock (135 shares); controlling shareholder Shmuel Yannay
Envoy	Target that will become a wholly owned subsidiary of DAIC
Blink and Envoy Mobility Inc.	Holder of a $12.5M convertible note issued by Envoy (the “Envoy Convertible Note”) that is convertible into not less than 20% of Envoy in connection with the closing of certain liquidity events of Envoy; providers of certain transition-services to Envoy; and guarantors of approximately $700,000 of Envoy vehicle leases
LHT I, LLC (Don Phillips)	Holder of DAIC’s senior secured note, to be settled for 2,815,506 shares of DAIC Common pre-Closing
H CAPITAL VENTURES MANAGEMENT CONSULTANCIES CO. LLC	Holder of a $500,000 convertible unsecured note issued by DAIC
YA II PN, Ltd. (Yorkville)	To fund a $15 million standby equity purchase agreement and $3.0 million promissory notes pursuant to a standby equity purchase agreement to be entered into with DAIC
DAIC Special Committee	Independent directors of DAIC

2. TRANSACTION AND CONSIDERATION – TERMS OF STOCK PURCHASE AGREEMENT

Term	Provision
Transaction Description

Immediately prior to the consummation of the transactions contemplated by the Stock Purchase Agreement among DAIC, BladeRanger and Envoy (the “SPA”) (such closing, the “Closing”), the Envoy Convertible Note will be converted into shares representing 20% of Envoy’s outstanding common stock.

At the Closing:
(i)	DAIC shall acquire 100% of the outstanding capital stock of Envoy from BladeRanger and Blink.
(ii)	DAIC will issue to (i) BladeRanger 233,543 shares of DAIC Common, representing the maximum number of shares of that may be issued without obtaining Stockholder Approval under applicable Nasdaq rules (after taking into account the shares of DAIC Common issuable upon conversion of the H Capital Convertible Note), and (ii) BladeRanger and Blink the balance of the Envoy-Side Shares in the form of Series C Convertible Preferred Stock, which will automatically convert into DAIC Common upon receipt of Stockholder Approval.

Valuation

The Envoy-Side Shares (as below defined) will be valued at $65,000,000 and at a Reference Price of $6.00 per DAIC share. BDO previously valued Envoy at $60M in March of 2026.

Blink’s note (not less than 20% for $12.5M) implies a post-money value of $62,500,000 on conversion. The Reference Price is not a valuation of DAIC common stock.

All consideration will be recorded at fair value under U.S. GAAP.

Envoy-Side Shares	The “Envoy-Side Shares” mean a fixed 10,833,333 shares ($65,000,000 ÷ $6.00) of common stock, par value $0.0001 per share, of DAIC (“DAIC Common”) (after conversion of all shares of Series C Convertible Preferred Stock as provided for herein) and will not be subject to adjustment for changes in DAIC’s outstanding number of shares or fluctuations in the market price of DAIC Common, representing 67.3% of the post-closing fully diluted capitalization of 15,986,606 shares of DAIC Common.

Existing-Holder Side Shares

The “Existing-Holder Side Shares” mean 2,337,767 shares outstanding plus the 2,815,506 shares of DAIC Common issued to LHT for a total of 5,268,067 shares of DAIC Common, or 32.7% of the post-closing fully diluted capitalization of 15,986,606 shares of DAIC Common.

The shares of DAIC Common issuable upon conversion of the H Capital Convertible Note (as defined in Section 6 of this Term Sheet), the Yorkville SEPA shares, notes and warrants, and transfer-agent reserves are outside the formula and dilute both the Envoy-Side Shares and Existing-Holder Side Shares pro rata.

Post-Closing Allocation of DAIC Common	Blink: 20% of the Envoy-Side Shares = 2,166,667. BladeRanger: balance = 8,433,123. (See Appendix A hereto for an illustration of the anticipated post-Closing capitalization of DAIC.)
Consideration (Envoy-Side Shares)

The Envoy-Side Shares will be newly authorized shares of Series C Convertible Preferred Stock of DAIC, in each case, issued and delivered in full at the Closing. Until receipt of stockholder approval under Nasdaq Rule 5635, the Series C Convertible Preferred Stock will be convertible into no more than 19.99% of outstanding DAIC Common (including the shares of DAIC Common issued to BladeRanger at the Closing and the shares of DAIC Common issuable upon conversion of the H Capital Convertible Note (the “Series C Blocker”)) as of the date of issuance (if at all).

Series C Convertible Preferred Stock terms

10,833,333 shares to be designated with a stated value $6.00.

The Series C Convertible Preferred Stock will be non-voting (other than in respect of certain protective provisions whereby the holders of the Series C Convertible Preferred Stock will have the right to consent with respect to adverse amendments and the authorization or issuance of senior stock).

Series C Convertible Preferred Stock will be convertible on a one-for-one basis into DAIC Common automatically on the first trading day after Stockholder Approval, subject to the Series C Blocker.

The Series C Convertible Preferred Stock liquidation preference will be at the greater of stated value and as-converted value and will not be subject to redemption by the holders thereof.

DAIC shall use its reasonable best efforts to file the preliminary proxy statement to obtain Stockholder Approval as promptly as practicable following the Closing, and in any event no later than 30 days following receipt of Envoy’s audited financial statements for the fiscal years ended December 31, 2025 and unaudited reviewed interim financial statements for 2026 to be included in the proxy statement. If Stockholder Approval is not obtained at the initial stockholder meeting, DAIC shall resubmit the proposal for Stockholder Approval at each subsequent meeting of stockholders and, in any event, no less frequently than once every three months, until Stockholder Approval is obtained.

3. BLINK CONVERSION AND RELATED MATTERS

Term	Provision
Lock-up and registration	12-month lock-up with a carve-out for a registered pro rata distribution to Blink’s stockholders; DAIC files a resale registration statement on Form S-1 within 60 days after the Rule 3-05 financials. H CAPITAL VENTURES MANAGEMENT CONSULTANCIES CO. LLC, BladeRanger and Blink will have customary piggyback registration rights and up to two demand rights in any 12-month period.
Lease guarantees; TSA	DAIC assumes BladeRanger’s obligation to backstop the Blink-guaranteed Envoy vehicle leases (letter of credit within 30 days after closing); Envoy extends the Blink transition services agreement six months to support the audit.

4. OTHER TERMS OF THE STOCK PURCHASE AGREEMENT

Term	Provision
BladeRanger-Funded Obligations	To the extent BladeRanger incurs, accrues, pays, funds or otherwise satisfies, during the period from the date of this Term Sheet through the Closing, any fees, costs, expenses or other amounts, whether or not related to the transactions contemplated hereby, including any amounts incurred or accrued by BladeRanger in connection with the operation or funding of Envoy during such period and any indebtedness of DAIC or Envoy paid, funded or otherwise satisfied by BladeRanger, BladeRanger shall receive additional shares of DAIC Common or Series C Convertible Preferred Stock, as applicable, equal to the aggregate amount so incurred, accrued, paid, funded or satisfied divided by the Reference Price of $6.00 per share; provided, however, that the aggregate amount so incurred, accrued, paid, funded by BladeRanger in connection with the operation or funding or indebtedness of Envoy shall not exceed $500,000 and an aggregate of 400,000 shares of Series C Convertible Preferred Stock shall not be issued in respect of amounts by BladeRanger in connection with the operation or funding or indebtedness of DAIC. Any such additional shares shall be in addition to, and shall not reduce, the Envoy-Side Shares otherwise issuable to BladeRanger.
DAIC Run-Off Expenses	DAIC shall be solely responsible for, and shall pay or otherwise satisfy, all costs, fees, expenses and other liabilities incurred or accrued by DAIC through the Closing in connection with the operation, maintenance and run-off of DAIC and its business, including legal, accounting, audit, SEC reporting, Nasdaq, transfer agent, D&O insurance and other public-company costs and expenses, and no such amounts shall be borne by BladeRanger or Envoy or reduce the consideration payable to BladeRanger in the transaction.

Board	At Closing, BladeRanger shall be entitled to designate one director to the DAIC Board. The DAIC Board will consist of seven directors, of which four shall be independent directors. The Board will always comply with applicable Nasdaq independence requirements, including with respect to the composition of the audit, compensation and nominating and corporate governance committees.
Management	At Closing, BladeRanger shall be entitled to designate one additional member to the executive management team.
Interim Anti-Dilution Protection	From the Closing until the Series C Convertible Preferred Stock is convertible in full into DAIC Common following receipt of Stockholder Approval, DAIC shall not, without the prior written consent of BladeRanger, directly or indirectly issue, offer, sell or agree to issue or sell any shares of capital stock or other equity securities, or any options, warrants, convertible or exchangeable securities or other rights to acquire capital stock, or enter into any financing or other transaction that would result in dilution to BladeRanger’s ownership interest in DAIC; provided that the foregoing shall not apply to issuances expressly contemplated by this Term Sheet and reflected in the agreed pro forma capitalization delivered to BladeRanger prior to Closing or equity compensation pursuant to DAIC’s existing equity incentive plans in the ordinary course and within the limits reflected in such agreed capitalization or compensatory equity awards issued pursuant to the 2024 Equity Incentive Plan.
Lock-up; non-compete

BladeRanger’s shares of DAIC Common issued upon conversion of the Series C Convertible Preferred Stock will be subject to a 6-month lock-up, and then a leak-out of the lesser of not more than 10 % of daily volume or, if available, volume under Rule 144.

DAIC and Envoy will be subject to a three-year non-compete in U.S. residential/hospitality/campus shared EV mobility; non-solicit.

Representations

Customary representations of BladeRanger and Envoy including title, capitalization (135 shares; the Blink note as the only convertible), the Blink SPA and note, financial statements (with the July 31, 2026 re-basing disclosure), grants and government contracts, fleet and leases, property partners, and affiliate relationships.

Buyer representations include customary representations and warranties for a public-company acquirer issuing equity consideration, including due organization and authority; authorization, valid issuance and enforceability of the Series C Convertible Preferred Stock and the DAIC Common issuable upon conversion thereof; capitalization on a fully diluted basis, including all outstanding and contemplated options, warrants, convertible securities and other rights to acquire DAIC securities (including pursuant to this Term Sheet); SEC reporting status and the accuracy and completeness of DAIC’s SEC filings; compliance with applicable Nasdaq listing requirements and the status of any pending Nasdaq deficiency, delisting or Hearings Panel proceedings; absence of undisclosed liabilities; and absence of any material adverse change since the date of DAIC’s most recent SEC filing.

Indemnification

Representations and warranties of BladeRanger and Envoy to survive 18 months; with fundamental representations and warranties as to authorization, execution, title, and capitalization and taxes surviving for 6 years.

All claims against BladeRanger, whether arising prior to or following the Closing, will be subject to a deductible of $100,000.

Prior to the Closing, BladeRanger’s liability for any breach of this Term Sheet or otherwise in connection with the transactions contemplated hereby will be subject to an aggregate cap of $250,000.

Following the Closing, with respect to claims subject to the general cap, BladeRanger’s aggregate liability will not exceed 25% of the value of the Envoy-Side Shares (the “Seller Shares”) at the Reference Price.

Any indemnification obligations following the Closing that are subject to the general cap will be satisfied solely from shares of Series C Convertible Preferred Stock or DAIC Common held by BladeRanger (valued at $6.00 per share), and BladeRanger will have no cash liability with respect thereto.

Financial statements	Seller and Envoy cooperate with the Rule 3-05 audit of Envoy’s 2024 and 2025 financials and 2026 interim reviews.

5. CONDITIONS, TIMING AND TERMINATION

Item	Provision
Buyer conditions	Seller representations and warranties and covenants materially true and correct; no material adverse effect; all Israeli/TASE approvals obtained with a certificate of Israeli counsel.
Seller conditions	Buyer reps and covenants; Series C Certificate filed and shares issued; Voting and Support Agreements executed.
Stockholder approval	Nasdaq Rules 5635(a), (b) and (d): conversion of Series C, change of control, H Capital Convertible Note and SEPA issuances above the 19.99% pool, and any reverse split for the $4 initial-listing bid price. Not a condition to closing; to be sought after the Rule 3-05 financials, targeted for January 2027.
Timing	The Parties shall negotiate in good faith and use their reasonable best efforts to execute and deliver the Definitive Agreements on or before September 25, 2026. Subject to the satisfaction or waiver of the applicable conditions to Closing set forth herein and in the Definitive Agreements, the Closing shall occur on or before October 6, 2026 (the “Outside Date”).

Termination	The SPA will be subject to termination upon the following:
	-	mutual consent of the Parties;
	-	the Closing not occurring by the Outside Date;
	-	Buyer’s fiduciary out (expense reimbursement to Seller up to $150,000);
	-	by either party for an uncured material breach by the other;
	-	by either party if the Nasdaq continued listing condition set forth above has become incapable of being satisfied on or prior to the Outside Date.
Governing law		Delaware; Court of Chancery.
Remedies		Specific performance and waiver of jury trial

6. RELATED AGREEMENTS

Agreement	Summary
LHT / Phillips Settlement	Astor/LHT senior note (~$1.08M) note cancelled for 2,815,506-shares of DAIC Common retained by LHT; liens released; scheduled non-core assets conveyed in cancellation of Phillips $500,000 note; SEE ID patent retained; closes by September 30, 2026, unconditionally.
H Capital Convertible Note

In order to induce the other Parties to enter into this Term Sheet, DAIC will issue to H Capital an unsecured convertible note for the original principal amount of $550,000 at an original issue discount of 10% (or $50,000) (the “H Capital Convertible Note”).

The H Capital Convertible Note will convert at the lower of $1.50 and 90% of 10-day VWAP, but subject in all cases to $0.50 per share of DAIC Common floor price.

The H Capital Convertible Note is convertible into no more than 9.99% of outstanding DAIC Common as of the date of entry into the H Capital Convertible Note until receipt of DAIC stockholder approval.

Yorkville	$15 million SEPA (97% of lowest 3-day VWAP) after S-1 effectiveness; $3 million notes at 95% (to be funded upon effectiveness of the applicable registration statement), 6%, ten monthly installments, repayable by SEPA advances; 100% warrant coverage at 120% of VWAP; the 70/30 sweep of excess advances to be waived.
White Lion	Plan is that post-Closing DAIC will utilize remaining Equity Line of Credit and White Lion Warrant shares once 10-Q is filed and post-effective amendment to White Lion S-1 is effective.

7. GENERAL PROVISIONS

(a) Exclusivity. From the date of execution of this Term Sheet through the earlier of (i) the Closing and (ii) the termination of this Term Sheet in accordance with its terms (the “Exclusivity Period”), BladeRanger and Envoy shall not solicit, negotiate or enter into any agreement for a sale of Envoy or a material portion of its assets or equity to any person other than DAIC.

(b) Expenses. Each party bears its own expenses.

(c) Governing law. Delaware.

(d) Binding Effect; Remedies. This Term Sheet constitutes a legally binding and enforceable agreement of the Parties, and is not merely an expression of intent or an agreement to agree. Each Party acknowledges that monetary damages may be inadequate to remedy a breach hereof, and that each Party shall be entitled to seek specific performance and other equitable relief to enforce this Term Sheet, in addition to any other remedy available at law or in equity, without the necessity of posting a bond.

(e) Expiration. This Term Sheet shall remain in full force and effect until the earliest to occur of (i) the Closing, (ii) termination of the Definitive Agreements in accordance with their terms, following execution thereof, (iii) October 6, 2026 (the “Outside Date”), if the Closing has not occurred by such date, and (iv) the mutual written agreement of the Parties to terminate this Term Sheet. Upon execution of the Definitive Agreements, the Definitive Agreements shall supersede this Term Sheet with respect to the subject matter thereof, and thereafter the rights and obligations of the Parties shall be governed by the Definitive Agreements.

(f) Sophisticated Parties; Information Asymmetry; Waiver. Each party acknowledges and agrees that it is a sophisticated party, familiar with transactions similar to those contemplated hereby and possessing such knowledge and experience in financial, business and investment matters that it is capable of evaluating, and has independently evaluated, the merits, risks and suitability of the transactions contemplated by this Term Sheet, and is able to bear the economic risk thereof. Each party has had the opportunity to consult its own financial, legal, tax and other professional advisors and has made its own analysis and decision to enter into the transactions contemplated by this Term Sheet independently and without reliance upon the other parties or their respective Representatives, other than the express terms of this Term Sheet and, if executed, the Definitive Agreements. Each party acknowledges that neither the other parties nor any of their respective affiliates is acting as a fiduciary or as a financial, legal, tax or investment advisor to it.

(g) Transaction Process and Definitive Agreements. The parties will negotiate in good faith and enter into a Stock Purchase Agreement and related agreements necessary to effect the transactions contemplated hereby (the “Definitive Agreements”), in each case on terms consistent with this Term Sheet. The Definitive Agreements will contain, among other things, customary representations, warranties and covenants by the parties (including representations and warranties consistent with the terms set forth herein). For the avoidance of doubt, the binding obligations of the parties set forth in this Term Sheet shall remain in effect whether or not the Definitive Agreements are executed.

Remainder of page intentionally left blank.

The undersigned have caused this Term Sheet to be executed by their duly authorized representatives as of the date first written above.

CID HOLDCO, INC.

By:	/s/ Ed Nabrotzky
Name:	Ed Nabrotzky
Title:	CEO

BLADERANGER LTD.

By:	/s/ Shmulik Yannay
Name:	shmulik yannay
Title:	CEO

ENVOY TECHNOLOGIES, INC.

By:	/s/ Shmulik Yannay
Name:	shmulik yannay
Title:	CEO

APPENDIX A — At closing (before H Capital note, SEPA, White Lion notes)

Holder	Instrument	Shares (as-converted)	% of 15,986,606	9.99% pre-vote carve-out
Existing stockholders	Common	2,337,767	14.62%	—
LHT I LLC	Common	2,815,506	17.61%	— (note conversion shares; outside the cap)
BladeRanger	Common	233,543	1.46%	233,543 issued at closing
BladeRanger	Series C	8,433,123	52.75%	—
Blink	Series C	2,166,667	13.55%	—
H Capital	$550K convertible note	0	0.00%	233,543
Total		15,986,606	100.00%	467,086 (≈19.98%)